SUPPLEMENTAL AGREEMENT



          SUPPLEMENTAL AGREEMENT made as of June 1, 1994, by and

between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as the

"Corporation"), and EUGENE P. BEARD (hereinafter referred to as

"Executive"):


                       W I T N E S S E T H


          WHEREAS, the Corporation and Executive are parties to

an Employment Agreement made as of January 1, 1983, as amended by


Supplemental Agreements dated as of February 19, 1985, September

24, 1985, March 1, 1986, January 4, 1988, January 1, 1990, May

15, 1990, March 1, 1991, October 1, 1991, January 1, 1994 and

January 5, 1994 (hereinafter referred to collectively as the

"Employment Agreement"); and


          WHEREAS, the Corporation and Executive desire to amend

the Employment Agreement;


          NOW, THEREFORE, in consideration of the mutual promises


herein and in the Employment Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:

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          1.   Section 3.01 of the Employment Agreement is hereby


               amended effective June 1, 1994 by deleting

               "$275,000" therefrom and substituting "$175,000"

                therefor.

          2.   Section 3.02 of the Employment Agreement is hereby

               amended effective June 1, 1994 by deleting

               "$300,000" therefrom and substituting "$400,000"

               therefor.

          3.   Except as hereinabove amended, the Employment

               Agreement shall continue in full force and effect.

          4.   This Supplemental Agreement shall be governed by

               the laws of the State of New York.



                         THE INTERPUBLIC GROUP OF COMPANIES, INC.


                         By:  C. KENT KROEBER
                              C. KENT KROEBER


                              EUGENE P. BEARD
                              EUGENE P. BEARD
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